UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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LNB Bancorp, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Preliminary Copy

LNB BANCORP, INC.
457 Broadway
Lorain, Ohio, 44052

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 28, 2009

March   , 2009

To the Shareholders of LNB Bancorp, Inc.:

The 2009 Annual Meeting of Shareholders of LNB Bancorp, Inc. (“LNB”) (the “Annual Meeting”) will be held at The Lorain National Bank, 521 Broadway, Lorain, Ohio, 44052, on Tuesday, April 28, 2009, at 10:00 a.m. local time for the purpose of considering and voting upon the following matters as more fully described in the attached Proxy Statement:

1. To elect five directors for the next three years;

2. To seek advisory approval of LNB’s executive compensation program;

3.	To consider and vote upon two shareholder proposals, if properly presented at the Annual Meeting; and

4.	To transact any other business which may properly come before the meeting or any postponement or adjournment of the meeting.

Shareholders of record at the close of business on March 20, 2009 will be entitled to vote the number of common shares held of record in their names on that date at the Annual Meeting.

We urge you to sign, date and return the enclosed proxy card as promptly as possible, whether or not you plan to attend the Annual Meeting in person. You may revoke your proxy prior to its exercise.

By Order of the Board of Directors,

Robert F. Heinrich
Corporate Secretary

Your vote is important. Please mark, sign, date and mail the enclosed proxy form(s) whether or not you plan to attend the Annual Meeting. A return envelope is enclosed for your convenience.

The Proxy Statement and the 2008 Annual Report are also available at          .

Preliminary Copy
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Preliminary Copy

LNB BANCORP, INC.
457 Broadway
Lorain, Ohio 44052

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON APRIL 28, 2009

Date, Time and Place of the Annual Meeting

This Proxy Statement is being furnished to shareholders of LNB Bancorp, Inc. (“LNB” or the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation for the 2009 Annual Meeting of Shareholders, and any postponement or adjournment thereof, to be held at the time and place set forth in the accompanying notice (the “Annual Meeting”). The notice of the meeting, this Proxy Statement, the Corporation’s annual report to shareholders for the fiscal year ended December 31, 2008 and the enclosed proxy card are first being sent to shareholders on or about March  , 2009.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to consider the proposals that are described in the notice of Annual Meeting, and more fully addressed in this Proxy Statement. We encourage you to read all of these materials carefully, and then vote the enclosed proxy card.

At the Annual Meeting, LNB will ask its shareholders to vote upon the following proposals:

1.	To elect five directors of the Corporation. The Board of Directors has nominated J. Martin Erbaugh, Lee C. Howley, Daniel E. Klimas, Jeffrey F. Riddell and John W. Schaeffer, M.D., each of whom is currently a director of LNB, for election as directors.

The Board of Directors unanimously recommends that you vote “FOR” the director nominees in Proposal 1.

2.	To seek advisory approval of LNB’s executive compensation program.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2.

3.	A shareholder proposal to declassify the Board of Directors.

The Board of Directors unanimously recommends that you vote “AGAINST” Proposal 3.

4.	A shareholder proposal regarding share ownership guidelines for LNB’s President and Chief Executive Officer.

The Board of Directors unanimously recommends that you vote “AGAINST” Proposal 4.

Please vote the enclosed proxy card TODAY by signing, dating and delivering the enclosed proxy card, by mail (using the enclosed postage-paid envelope).

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

The following are some questions that you may have regarding the matters being considered at the Annual Meeting as well as brief answers to those questions. LNB urges you to read the remainder of this Proxy Statement carefully because the information below does not provide all information that might be important to you.

Q:	When and where will the Annual Meeting of the shareholders of LNB take place, and who is entitled to vote at the Annual Meeting?

A:	The Annual Meeting will be held on Tuesday, April 28, 2009 at 10:00 a.m., local time, at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052. You may attend the Annual Meeting and vote your shares in person, rather than voting the enclosed proxy card; but, whether or not you intend to attend the Annual Meeting, the

Board of Directors urges you to sign, date and deliver the enclosed proxy card, as promptly as possible, by mail (using the enclosed postage-paid envelope). If you hold shares in street name and would like to vote your shares in person at the Annual Meeting, you must present a legal proxy from your bank, broker or nominee at the Annual Meeting.

LNB’s Board of Directors has fixed the close of business on March 20, 2009 as the record date (the “Record Date”) for the determination of shareholders entitled to vote at the Annual Meeting. Only holders of record of LNB’s common shares at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each common share entitles record holders to one vote on each matter properly submitted for consideration at the Annual Meeting.

As of the Record Date, there were           record holders of the Corporation’s common shares and           of the Corporation’s common shares outstanding.

Q:	What may I vote on at the Annual Meeting?

A:	You may vote on Proposals 1, 2, 3 and 4 as described below.

Q:	What do I need to do now?

Please carefully read and consider the information contained in this Proxy Statement, and vote your shares in any of the ways provided in this Proxy Statement.

Q:	How does the Board of Directors recommend that I vote?

A:	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES IN PROPOSAL 1 AND ADVISORY APPROVAL OF THE CORPORATION’S EXECUTIVE COMPENSATION PROGRAM AS DISCUSSED IN PROPOSAL 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS IN PROPOSAL 3 AND THE SHAREHOLDER PROPOSAL REGARDING SHARE OWNERSHIP GUIDELINES FOR LNB’S PRESIDENT AND CHIEF EXECUTIVE OFFICER IN PROPOSAL 4.

Q:	How can I vote my common shares?

A:	If your common shares are registered directly in your name with our transfer agent, you are a shareholder of record with respect to those common shares, and you may either vote in person at the Annual Meeting or by signing, dating and returning the proxy card in the envelope provided. You may also vote your shares through the internet or via telephone by following the instructions contained on the enclosed proxy card. Whether or not you plan to attend the Annual Meeting in person, you should submit your proxy card as soon as possible. If your LNB common shares are held in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct such party to vote.

If the enclosed proxy card is properly executed and returned to LNB in time to be voted at the Annual Meeting, the common shares represented by your proxy will be voted in accordance with your instructions marked on the proxy card. Where properly executed proxies are returned but no such instructions are given, the proxy holders will vote “FOR” the election of the five director nominees nominated by the Board of Directors and the Corporation’s Executive Compensation Program and “AGAINST” the shareholder proposals regarding declassifying the Board of Directors and share ownership guidelines for LNB’s President and Chief Executive Officer.

Q:	Will the proxy holders named on the proxy card have discretionary authority to vote my common shares?

A:	As to any matters that may properly come before the meeting that are not on the enclosed proxy card, the proxy grants to James R. Herrick, Sharon L. Churchill and Robert F. Heinrich the authority to vote the shares for which they hold proxies in accordance with their discretion.

Q:	Can I change my vote?

A:	You may revoke a proxy at any time prior to its exercise by filing with LNB’s Secretary a written notice of revocation, by delivering to LNB’s Secretary a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The mere presence of a shareholder at the Annual Meeting will not automatically revoke any proxy previously given by such shareholder. Written notices of revoked proxies may be directed to Mr. Robert F. Heinrich, Corporate Secretary, LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052.

If you are a beneficial owner of common shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.

Q:	What constitutes a quorum?

A:	The number of shares held by the shareholders present in person or by proxy at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted for purposes of determining the number of shares present at the Annual Meeting. Broker non-votes will be counted for purposes of determining the number of shares present at the Annual Meeting, unless the broker has failed to vote as to all matters. So long as one shareholder is present in person or by proxy at the Annual Meeting, a quorum shall be present for the transaction of business at the Annual Meeting.

Q:	What vote is required by LNB in connection with the proposals?

A:	A plurality of the votes cast at the meeting is required to elect directors. The five director nominees receiving the highest number of “for” votes at the Annual Meeting will be elected as directors under Proposal 1. Abstentions, broker non-votes and instructions on the enclosed proxy card to “withhold authority” to vote “for” one or more of the nominees will result in the nominee receiving fewer votes, but will not affect the outcome of the election.

The approval of the advisory proposal on LNB’s executive compensation program under Proposal 2 requires the affirmative vote of the holders a majority of the shares present in person or by proxy at the Annual Meeting. Abstentions with respect to Proposal 2 will not be voted, but will be counted for purposes of determining the number of shares present. Accordingly, abstentions will have the same effect as an “against” vote. Broker non-votes will have no effect on the approval of Proposal 2.

Approval of the shareholder proposal to amend the Articles of Incorporation to declassify the Board of Directors under Proposal 3 requires the affirmative vote of the holders of least two-thirds of the outstanding common shares of the Corporation. Abstentions and broker non-votes will have the same effect as a vote “against” Proposal 3.

Approval of the shareholder proposal regarding share ownership guidelines for LNB’s President and Chief Executive Officer under Proposal 4 requires the affirmative vote of the holders a majority of the shares present in person or by proxy at the Annual Meeting. Abstentions with respect to Proposal 4 will not be voted, but will be counted for purposes of determining the number of shares present. Accordingly, abstentions will have the same effect as an “against” vote. Broker non-votes will have no effect on the approval of Proposal 4.

Q:	What should I do if I receive more than one set of voting materials?

A:	If your common shares are registered differently and are held in more than one account, then you will receive more than one Proxy Statement and proxy card. Please be sure to vote all of your accounts so that all of your common shares are represented at the Annual Meeting.

Q:	What identification should I bring to the Annual Meeting?

A:	All shareholders who owned LNB common shares on the Record Date may attend the Annual Meeting. In order to gain admission to the Annual Meeting, please be sure to bring with you a valid government-issued personal identification with a picture (such as a driver’s license or passport). If your common shares are held in the name of a bank, broker or other nominee, you must also bring evidence of your ownership of common shares as of the Record Date, in the form of a letter or statement from your bank, broker or other nominee or the voting instruction card provided by the broker, in each case, indicating that you owned common shares as of the Record Date.

If you are a proxy holder for a LNB shareholder, then you must bring (1) the validly executed proxy naming you as the proxy holder, signed by a LNB shareholder who owned LNB common shares as of the Record Date, (2) a valid government-issued personal identification with a picture (such as a driver’s license or passport) and (3) if the shareholder whose proxy you hold was not a record holder of LNB common shares as of the Record Date, proof of the shareholder’s ownership of LNB common shares as of the Record Date, in the form of a letter or statement from a bank, broker or other nominee or the voting instruction card provided by the broker, in each case, indicating that the shareholder owned those common shares as of the Record Date.

Q:	How will proxies for the Annual Meeting be solicited?

A:	In addition to soliciting proxies by mail, LNB, through its directors and officers and regular employees, may also solicit proxies personally or by telephone, telegram, advertisement, courier service, or other means of communication (such as e-mail). Such directors and officers and regular employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Q:	Who will bear the cost of soliciting proxies?

A:	LNB will bear the cost of soliciting proxies in the form enclosed herewith. LNB will request persons, firms and corporations holding common shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and LNB will reimburse the holders for their reasonable expenses in doing so.

Q:	Can I access the Notice of Annual Meeting, Proxy Statement and 2008 Annual Report on the internet?

A:	The Notice of Annual Meeting, Proxy Statement and 2008 Annual Report are available on the internet at . We will also provide a copy of any of these documents to any shareholder free of charge, upon request in writing to Corporate Secretary, LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052.

If you hold your shares in a bank or brokerage account, your bank or broker may also provided copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of service.

COMPANY PROPOSALS

PROPOSAL 1 — ELECTION OF DIRECTORS

LNB’s Amended Code of Regulations (the “Code”) provides that the Board of Directors of the Corporation shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. The directors of each class shall hold office for a term of three years. At the Annual Meeting, five directors will be elected.

The Board of Directors has nominated J. Martin Erbaugh, Lee C. Howley, Daniel E. Klimas, Jeffrey F. Riddell and John W. Schaeffer, M.D., each of whom is currently a director of the Corporation, for election to the Board of Directors at the Annual Meeting. Each of the director nominees has indicated his willingness to serve another term as a director if elected, and has consented to be named in this Proxy Statement as a director nominee.

If any of the nominees to the Board of Directors should become unavailable for election, which is not currently expected, it is intended that the shares represented by proxy will be voted for any substitute nominee(s) as may be named by the Board of Directors. In no event will the proxy holders vote for more than five nominees or for persons other than those named in this Proxy Statement and any substitute nominee for any of them.

The Board of Directors unanimously recommends that you vote “FOR” all of the director nominees.

The names and qualifications of all of the current directors are set forth below in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE DIRECTOR NOMINEES.

LNB’s Nominees for Election as Directors

Class II Directors.  The following table sets forth certain information with respect to the nominees for election as Class II Directors of the Corporation at the Annual Meeting. J. Martin Erbaugh was appointed as a director by the Board of Directors effective May 10, 2007 in connection with the consummation of LNB’s acquisition of Morgan Bancorp, Inc. and in accordance with terms of the related Agreement and Plan of Merger, dated January 15, 2007. There were no other arrangements or understandings pursuant to which the nominees listed below were selected as directors or director nominees.

			Positions and
		Principal Occupation	Offices	Director
Name	Age	for Past Five Years	Held with LNB	Since

Class II
J. Martin Erbaugh	60	President, JM Erbaugh Co., a private investment firm. Chairman of the Board of Morgan Bancorp, Inc. until its purchase by LNB	Director	2007
Lee C. Howley	61	President, Howley Bread Group Ltd.	Director	2001
Daniel E. Klimas	50	President and Chief Executive Officer and Director of LNB Bancorp, Inc. and The Lorain National Bank since February 2005. President, Northern Ohio Region, Huntington Bank from 2001 to February 2005	President and CEO, LNB Bancorp, Inc. and Director	2005
Jeffrey F. Riddell	57	President and Chief Executive Officer, Consumers Builders Supply Company	Director	1995
John W. Schaeffer, M.D.	63	President, North Ohio Heart Center, Inc.	Director	1999

Directors Continuing in Office

Class I and III Directors.  The following table sets forth certain information with respect to Class I and Class III Directors of LNB, whose terms expire in 2011 and 2010, respectively.

Daniel G. Merkel and Thomas P. Perciak were appointed as directors by the Board of Directors on April 22, 2008 pursuant to the settlement agreement (the “Settlement Agreement”) by and among the Corporation and Richard M. Osborne, Steven A. Calabrese and AMG Investments, LLC relating to the resolution of certain contested matters concerning the Corporation’s 2008 Annual Meeting of Shareholders. Additional information regarding the Settlement Agreement is included in the Corporation’s Current Report on Form 8-K filed on April 23, 2008.

There were no other arrangements or understandings pursuant to which any persons listed below were selected as directors.

			Positions and
		Principal Occupation	Offices	Director
Name	Age	for Past Five Years	Held with LNB	Since

Class III
Daniel P. Batista	74	Chairman of the Board, Wickens, Herzer, Panza, Cook and Batista, L.P.A.	Director	1983
Robert M. Campana	49	Owner of Campana Development, a real estate development company	Director	1997
James F. Kidd	69	President and Chief Executive Officer of LNB Bancorp, Inc. and The Lorain National Bank from December 2003 to February 2005; Vice Chairman of the Board, LNB Bancorp, Inc. and The Lorain National Bank, prior to December 2003 and February 2005 to present	Director and Vice Chairman	1989
Daniel G. Merkel	65	Regional President — Commercial Lending from 2001 to 2006 and Senior Vice President — Commercial Lending from 1995 to 2001 of Republic Bancorp, Inc.	Director	2008
Thomas P. Perciak	61	Mayor, City of Strongsville, Ohio, since January 1, 2004; Executive Vice President, Fifth Third Bank, Northeastern, Ohio from August 1999 to January 2004; President and Chief Executive Officer of Strongsville Savings Bank from January 1985 to August 1989	Director	2008
Donald F. Zwilling, CPA	63	Shareholder and Director of Barnes Wendling CPA’s, Inc. Director in charge of the firm’s Sheffield Village office.	Director	2005
Class I
Terry D. Goode	54	Vice President, LandAmerica Financial Group, Inc. and Lorain County Title Company	Director	1997
James R. Herrick	57	President, Liberty Auto Group, Inc.	Director and Chairman	1999
Benjamin G. Norton	69	LTI Power Systems, Consultant	Director	1983

PROPOSAL 2 — ADVISORY APPROVAL OF

LNB’S EXECUTIVE COMPENSATION PROGRAM

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law, which expanded the executive compensation requirements previously imposed on the Company by the Emergency Economic Stability Act of 2008 and the U.S. Treasury’s Troubled Asset Relief Program (“TARP”). Under these new requirements, any reporting company that has received or will receive financial assistance under TARP must permit a separate shareholder vote to approve the reporting company’s executive compensation, as disclosed in the reporting company’s Compensation Discussion and Analysis, related compensation tables, and other related material under the compensation disclosure rules of the SEC, in any proxy or consent or authorization for an annual or other meeting of its shareholders during the period in which any obligation arising from financial assistance provided under TARP remains outstanding.

The Board of Directors is providing the shareholders with the opportunity to cast an advisory vote on the Corporation’s compensation program at the Annual Meeting. As set forth in the ARRA, this vote will not be binding on or overrule any decisions by the Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of the Corporation’s shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. The Board of Directors has determined that a vote on the following resolution is the most appropriate manner in which to allow shareholders to vote on the Corporation’s executive compensation programs and policies:

RESOLVED, that the shareholders approve the Corporation’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular and accompanying narrative disclosure regarding named executive officer compensation in this Proxy Statement.

Approval of this proposal will require the affirmative vote of a majority of the Corporation’s common shares represented in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THIS PROPOSAL.

SHAREHOLDER PROPOSALS

We expect the following proposals (Proposals 3 and 4 on the enclosed proxy card) to be presented by certain shareholder proponents (or the shareholder’s designated proxy or representative) at the Annual Meeting. LNB will furnish to any person, orally or in writing as requested, the name and address of, and the number of LNB common shares held by, the shareholder proponents promptly upon any written or oral request. The Board of Directors has recommended a vote against these proposals for the broader policy reasons set forth following each proposal.

PROPOSAL 3 — SHAREHOLDER PROPOSAL TO

DECLASSIFY THE BOARD OF DIRECTORS

A shareholder has requested that the following proposal be presented for consideration at the Annual Meeting:

Shareholder Proposal

“It is proposed that all directors shall stand for election annually at the Annual Meeting of Shareholders. Elected directors will hold offices until the next Annual Meeting of Shareholders of LNB Bancorp, Inc. or until their successors are elected or appointed.”

The following statement was submitted in support of the proposal:

“The proposal is to amend LNB’s articles of incorporation to add a provision for the annual election of directors, as set forth below. Currently LNB’s code of regulation (Article IV, Section 1(e)) provides that the board of directors shall be divided into three classes, with an equal number of directors in each class and with directors in each class standing for election at every third annual meeting of shareholders.

Pursuant to Article VII, Section 2 (Conflicts of Instruments) of LNB’s code of regulations, the addition of a provision to LNB’s articles of incorporation providing for the annual election of directors would have the effect of overriding, or trumping, the board classification provision in LNB’s code of regulations, as LNB’s articles of incorporation are “superior to” the code of regulations. Therefore, the result of this amendment would be to de-classify LNB’s board of directors.

LNB’s board of directors is currently divided into three classes, with each class elected to a three-year term. Eliminating this classification system would require each director to stand for election annually and would provide shareholders the opportunity to register their views at each annual meeting — on performance of the Board as a whole and of each director as an individual. Last year, a similar proposal was voted on by LNB shareholders and forty eight percent of the votes cast were in favor of the proposal. Since then, shareholders for other public companies, including Caterpillar Tractor and A. Schulman, Inc. have approved similar proposals. The A. Shulman proposal was unanimously supported by the board and their Proxy Statement included the following:

While the Board of Directors believes that the current policy of director classification provides certain organizational benefits, such as consistency and continuity of management, the Board of Directors believes that adherence to outstanding corporate governance is vital for maximizing stockholder value. Specifically, it is the opinion of the Board of Directors that by providing for the annual election of Directors, all Directors will be subject to an environment of increased accountability that reflects the Corporation’s commitment to the interests of its stockholders.

The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. Classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interest of LNB and its shareholders.”

If the amendment to LNB’s articles of incorporation is adopted pursuant to this proposal, the addition to the articles would read as follows:

“EIGHTH. Members of the Board (“Directors”) shall be elected annually to serve until the next annual meeting of shareholders (provided, however, that the foregoing shall not have the effect of shortening the term of any Director to which such Director has been previously elected) and until their respective successors are elected and qualified.”

Statement of Board of Directors Opposing Shareholder Proposal

The Board of Directors unanimously recommends that you vote AGAINST this proposal. A substantially similar proposal was presented to shareholders at the special meeting of shareholders held in March 2008, and was not approved. The Board of Directors does not believe that this proposal will promote the best interests of LNB or its shareholders.

LNB’s Code of Regulations provides for the election of directors in three classes. Each class serves for a term of three years, with one class, constituting approximately one-third of the Board of Directors, being elected each year at LNB’s annual meeting of shareholders. The addition of a provision to LNB’s articles of incorporation providing for the annual election of directors would have the effect of overriding the board classification provision in the Code of Regulations. Therefore, the result of this amendment would be to declassify LNB’s Board of Directors.

The election of directors by classes assures that approximately two-thirds of the Board of Directors will have prior experience with, and knowledge of, LNB. This provides needed continuity and solid knowledge of LNB’s business and the industry in which it operates. Directors familiar with LNB are able to provide informed oversight of corporate policies and the perspective necessary for the orderly development of sound, long-term strategic planning. An abrupt change in the Board of Directors could impair LNB’s progress in achieving its long-term strategic goals. The Board of Directors believes that a classified board structure helps assure LNB’s employees, shareholders and customers, as well as others with whom LNB does business, that they are able to rely on the continuity and stability of LNB’s corporate policies.

The Board of Directors believes that a classified board also provides the advantage of reducing LNB’s vulnerability to certain potentially abusive takeover tactics and encouraging potential acquirers to enter into arm’s length negotiations with experienced directors as opposed to a few large shareholders. The ability to resist abusive takeover tactics allows the Board of Directors to consider how best to preserve LNB’s long-term value to shareholders as well as its relationships with its customers and employees. A classified board gives the Board of Directors the opportunity to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareholders, both large and small.

The Board of Directors believes that the advantages to a classified board structure outweigh the perceived advantages of a declassified board. The Board of Directors believes that directors elected to a classified board are no less accountable or responsive to shareholders than they would be if elected annually. The same standards of performance apply to all directors regardless of the term of service or class. LNB shareholders have the opportunity to express their views regarding the Board of Directors’ performance and to influence its composition by voting at each annual election of directors. Furthermore, shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board of Directors at: LNB Bancorp, Inc. Board of Directors, 457 Broadway, Lorain, Ohio 44052. All letters directed to the Board of Directors will be received and processed by LNB’s Corporate Secretary and will be forwarded to the Chairman of the Governance Committee without any editing or screening.

If approved, this proposal would not, of itself, shorten the term of any incumbent LNB director. In order not to affect the unexpired terms of the previously-elected LNB directors, each class would be elected to a one-year term beginning in the year in which that class would be re-elected — Class III directors in 2010, Class I directors in 2011 and Class II directors in 2012.

The Board of Directors remains convinced that a classified board of directors is in the best interests of LNB and its shareholders and should not be changed.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF PROPOSAL 3.

PROPOSAL 4 — SHAREHOLDER PROPOSAL REGARDING

PRESIDENT AND CEO SHARE OWNERSHIP REQUIREMENT

A shareholder has requested that the following proposal be presented for consideration at the Annual Meeting:

Shareholder Proposal

“With the view to aligning executive compensation with shareholders’ interest, it is proposed that the President/CEO be required to own, within four years of his/her appointment, Common Shares of LNB Bancorp equaling in value, at least one hundred percent of his/her annual base salary. The CEO and Compensation Committee will determine the timetable for meeting his ownership requirement. For purposes of this resolution, unexercised stock options shall not be considered owned shares.”

The following statement was submitted in support of the proposal:

“Adoption of this proposal should help align CEO and shareholder objectives. Per performance contained in the 2007 Annual Report, between December 2002 and December 2007, LNB shareholders have earned returns that are 46 percent less than those earned on the S&P 500 Index and 20 percent less than those earned on the NASDAQ Bank Index. Since December 31, 2007, the Board has reduced the dividend by half and LNB’s price has declined over 60 percent (through December 23, 2008); neither the S&P 500 nor the NASDAQ Bank Index has declined as much. The Proxy Statement indicates that Mr. Klimas owns 66,652 shares, but, of these 60,000 are unexercised stock options. Per recent SEC filings, Mr. Klimas recently purchased 1,000 shares. Since unexercised options are not stock, Mr. Klimas presently owns 7,652 shares of common stock with a value, at $6 per share, of $45,912. This compares to his recently revised compensation agreement that provides an annual base salary of $400,000. This resolution will result in a higher equity holding by the CEO and will increase incentives to enhance shareholder value.”

Statement of Board of Directors Opposing Shareholder Proposal

The Board of Directors unanimously recommends that you vote AGAINST this proposal. The Board of Directors does not believe that this proposal will promote the best interests of LNB or its shareholders.

The Board of Directors is committed to designing, implementing, and administering a compensation program for executive officers that is aligned with and supports the Corporation’s business strategy while ensuring an appropriate link between pay, company performance, and results for shareholders. Consistent with this commitment, LNB’s executive officers, including the President and Chief Executive Officer, are encouraged to develop and maintain an equity stake in the future of LNB. However, the Board of Directors must strike an appropriate balance between encouraging LNB’s executive officers to have a significant equity stake in the company and allowing them to prudently manage their personal financial affairs. The Board of Directors believes that the imposition of a rigid stock ownership requirement for the President and Chief Executive Officer, particularly one that would require the expenditure of a significant amount of the executive’s personal resources and would apparently be subject to fluctuations in the Corporation’s stock price as has been proposed, would create an undue financial burden on individuals serving as President and Chief Executive Officer and could jeopardize LNB’s ability to attract and retain qualified individuals to serve in such a role. In order to continue to successfully attract and retain individuals who bring a diversity of talents and experience to the position of President and Chief Executive Officer, the Corporation must be able to offer fair and competitive terms of employment. The Board of Directors believes that the proposed stock ownership requirement would inappropriately restrict the Corporation’s ability to structure appropriate employment terms for its President and Chief Executive Officer.

The Board of Directors believes that there are more appropriate means of aligning executive and shareholder interests and of encouraging share ownership by the President and Chief Executive Officer than imposing stock ownership requirements. As discussed under “Compensation Discussion and Analysis,” the Board of Directors believes that structuring the President and Chief Executive Officer’s compensation program to include a significant performance-based cash bonus, as well as equity compensation awards, aligns the President and Chief Executive Officer’s compensation with the performance of the Corporation and the interests of LNB’s shareholders. The President and Chief Executive Officer will benefit from option grants and performance-based awards only to the extent that shareholders also gain from an increase in value to the company’s common shares and accomplishment of predetermined financial objectives.

Lastly, the Board of Directors believes that the proposal is not a proper subject for action by LNB’s shareholders as it infringes upon the authority of the Board of Directors to determine the terms of employment and the necessary qualifications of the Corporation’s President and Chief Executive Officer. Further, the proposed stock ownership requirement would impose a qualification on individuals serving as President and Chief Executive Officer that is in conflict with LNB’s Code of Regulations, which specifies the qualifications required for eligibility to serve as an officer of the Corporation. Accordingly, the Board of Directors believes that the Corporation will not be bound by the proposal under Ohio law if it is approved by the shareholders, and that, if the proposal is passed, it will in effect constitute a non-binding recommendation by the shareholders that the Board of Directors will evaluate and take into consideration in the course of establishing corporate policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF PROPOSAL 4.

OWNERSHIP OF VOTING SHARES

Security Ownership of Management and Principal Shareholders

The following table sets forth the beneficial ownership of the Corporation’s common shares by each of the Corporation’s directors and the Corporation’s named executive officers, and the directors and executive officers as a group, as of March 10, 2009.

	Common
	Shares
	Beneficially		Percentage of
Name of Beneficial Owner	Owned(1)		Class

Daniel P. Batista	31,639		*
Paul A. Campagna	5,513	(2)	*
Robert M. Campana	18,720	(3)	*
Sharon L. Churchill	1,496	(4)	*
J. Martin Erbaugh	103,049		1.41%
Terry D. Goode	67,000	(5)	*
David S. Harnett	14,883	(6)	*
James R. Herrick	8,427	(7)	*
Lee C. Howley	16,650	(8)	*
James F. Kidd	80,530		1.10%
Daniel E. Klimas	105,120	(9)	1.44%
Daniel G. Merkel	1,510	(10)	*
Benjamin G. Norton	154,626	(11)	2.12%
Thomas P. Perciak	9,166		*
Jeffrey F. Riddell	116,921	(12)	1.61%
John W. Schaeffer, M.D.	16,380	(13)	*
Frank A. Soltis	6,534	(14)	*
Donald F. Zwilling	6,657	(15)	*
All Directors and Executive Officers as a Group (18 in group)	766,736		10.51%

*	Ownership is less than 1% of the class.

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the common shares reported.

(2)	Includes 2,060 shares beneficially owned by Mr. Campagna, held in the Corporation’s 401(k) plan subject to shared voting and investment power.

(3)	Includes 18,720 common shares beneficially owned by Mr. Campana, subject to shared voting and investment power with his spouse.

(4)	Includes 833 common shares beneficially by Ms. Churchill subject to unexercised stock options which are vested and exercisable.

(5)	Includes 18,697 common shares beneficially owned by Mr. Goode, subject to shared voting and investment power with his spouse.

(6)	Includes 14,167 common shares beneficially owned by Mr. Harnett subject to unexercised stock options which are vested and exercisable.

(7)	Includes 8,000 common shares beneficially owned by Mr. Herrick in his company’s 401(k) subject to shared voting and investment power.

(8)	Includes 5,530 common shares beneficially owned by Mr. Howley and held by a partnership of which Mr. Howley is a partner and which are subject to shared voting and investment power.

(9)	Includes 96,666 common shares beneficially owned by Mr. Klimas subject to unexercised stock options which are vested and exercisable.

(10)	Common shares beneficially owned by Mr. Merkel, subject to shared voting and investment power with his spouse.

(11)	Includes 73,809 common shares beneficially owned by Mr. Norton, held in a trust for the benefit of Mr. Norton’s spouse and subject to shared voting and investment power.

(12)	Includes 31,663 shares beneficially owned by Mr. Riddell which are held in a trust for the benefit of Mr. Riddell.

(13)	Includes 7,091 common shares beneficially owned by Dr. Schaeffer, held by his spouse and subject to shared voting and investment power.

(14)	Includes 3,333 common shares beneficially owned by Mr. Soltis which are subject to unexercised stock options which are vested and exercisable.

(15)	Includes 1,009 common shares beneficially owned by Mr. Zwilling which are held in a trust for the benefit of his spouse and subject to shared voting and investment power.

As of March 10, 2009, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding common shares of the Corporation, except as follows:

Name and Address of	Common Shares
Beneficial Owner	Beneficially Owned	Percent of Class

The Lorain National Bank 457 Broadway Lorain, Ohio 44052(2)	395,792	5.43%

(1)	These common shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Lorain National Bank. As fiduciary, The Lorain National Bank has sole power to dispose of 131,672 of these common shares, shared power to dispose of 264,120 of these common shares, sole power to vote 31,659 of these common shares, and shared power to vote -0- of these common shares, for a total of 395,792 of the outstanding common shares of the Corporation.

CORPORATE GOVERNANCE

The Board of Directors met fourteen (14) times in 2008. Each director who served on the Board of Directors during 2008 attended at least 75% of the combined total of meetings of the Board of Directors and meetings of each committee on which such director served. The non-employee directors meet in executive sessions after the end of each regularly scheduled Board meeting.

The Board of Directors has implemented a formal policy, which will be effective as of the Annual Meeting, requiring each director to attend the Corporation’s annual meetings of shareholders, and which requires the Corporation to identify any director who was unable to attend an annual meeting in the following year’s annual meeting proxy statement and explain the reason for such director’s absence. Typically, the Board holds its annual organizational meeting directly following each annual meeting of shareholders, which results in most directors being able to attend the Corporation’s annual meetings of shareholders. Twelve of the directors attended the 2008 Annual Meeting of Shareholders.

In accordance with Nasdaq National Market rules, the Board of Directors determines the independence of each director and director nominee in accordance with the standards set forth in Rule 4200(a)(1)-(15) of the Nasdaq National Market listing rules. The Board of Directors has determined that all of the Corporation’s directors and director nominees are independent in accordance with the Nasdaq National Market listing standards, except for Mr. Klimas.

The Board of Directors has established a Code of Ethics and Business Conduct that applies to all directors, officers and employees, which may be found on the Corporation’s website at www.4lnb.com. The information on the Corporation’s website is not part of this Proxy Statement. The Corporation intends to post on its website all disclosures that are required by law or Nasdaq National Market listing standards concerning any amendments to, or waivers from, the Code of Ethics and Business Conduct. Shareholders may request a copy of the Code of Ethics and Business Conduct by written request directed to LNB Bancorp, Inc., Attention: Corporate Secretary, 457 Broadway, Lorain, OH 44052.

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: LNB Bancorp, Inc. Board of Directors, 457 Broadway, Lorain, Ohio 44052. All letters directed to the Board of Directors will be received and processed by the Corporate Secretary and will be forwarded to the Chairman of the Governance Committee without any editing or screening.

Committees of the Board

The Board of Directors of LNB Bancorp, Inc., has four standing committees: the Audit and Finance Committee, the Compensation Committee, the Governance Committee and the Executive Committee. Each Committee serves in a dual capacity as a Committee of the Corporation and The Lorain National Bank.

Audit and Finance Committee

Members
Lee C. Howley, Chairman
J. Martin Erbaugh
Daniel G. Merkel
Donald F. Zwilling

The Audit and Finance Committee met eight (8) times during 2008. Kevin C. Martin served as a member of the committee throughout 2008 and until his death on February 10, 2009. Daniel G. Merkel was appointed as a member of the committee effective January 1, 2009. The functions of the Audit and Finance Committee include the engagement of independent auditors, reviewing with those independent auditors the plans for and results of their audit of the Corporation, approving the annual audit plan and reviewing the results of the procedures for internal auditing, reviewing the independence of the external auditors, reviewing the Corporation’s financial results and Securities and Exchange Commission filings, reviewing the effectiveness of the Corporation’s internal controls and similar functions and approving all auditing and non-auditing services performed by the Corporation’s independent auditors. The Board of Directors has adopted a written charter for the Audit and Finance Committee, which may be found on the Corporation’s website at www.4lnb.com. All members of the Audit and Finance Committee meet the independence standards of Rule 4200(a)(15) of the Nasdaq National Market listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and the Audit and Finance Committee qualifications of Rule 4350(d)(2) of the Nasdaq National Market listing standards. The Board of Directors has determined that Lee C. Howley is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. The report of the Audit and Finance Committee for 2008 appears under the caption “Report of the Audit and Finance Committee.”

Compensation Committee

Members
Robert M. Campana, Chairman
J. Martin Erbaugh
James F. Kidd
Benjamin G. Norton

The Compensation Committee is comprised entirely of independent directors as prescribed by Nasdaq National Market listing standards. The Board of Directors has adopted a Compensation Committee Charter, which may be found on the Corporation’s website at www.4lnb.com. The Compensation Committee met eight (8) times during 2007. James F. Kidd was appointed as a member of the Compensation Committee in February 2008. James R. Herrick served as a member of the Compensation Committee throughout 2008. Kevin C. Martin served as a member of the Compensation Committee throughout 2008 and until his death on February 10, 2009. The Compensation Committee is responsible for determining Director and executive officer compensation. The committee’s role in establishing compensation for the Corporation’s executive compensation is discussed further under the caption “Compensation Discussion and Analysis” and the committee’s report on executive compensation matters for 2008 appears under the caption “Report of the Compensation Committee on Executive Compensation.”

Governance Committee

Members
Jeffrey F. Riddell, Chairman
Daniel P. Batista
Daniel G. Merkel
Benjamin G. Norton
John W. Schaeffer, M.D.

The Governance Committee is comprised entirely of independent directors as prescribed by Nasdaq National Market listing standards. The Board of Directors has adopted a Governance Committee Charter which may be found on the Corporation’s website at www.4lnb.com. The Governance Committee met five (5) times during 2008.

The Governance Committee is responsible for developing and recommending to the Board corporate governance policies and guidelines for the Corporation. The committee also develops guidelines for identifying director and committee member candidates and recommends qualified candidates to the Board for nomination for election to the Board and appointment to committee membership in accordance with the Corporation’s Amended Code of Regulations. The committee recommends director candidates to the Board of Directors for nomination, in accordance with the Corporation’s Amended Code of Regulations. The committee evaluates and assesses the background and skills of potential directors committee members. The Governance Committee may engage a third party search firm to assist in identifying potential directors if necessary, but has not done so and, accordingly, has paid no fees to any such firm.

The Governance Committee considers the following criteria in determining whether an individual is qualified to serve as a director of the Corporation: independence (a majority of the directors must be independent); honesty and integrity; willingness to devote sufficient time to fulfilling duties as a director; particular experience, skills or expertise relevant to the Corporation’s business; depth and breadth of business and civic experience in leadership positions; and ties to LNB’s geographic markets. Shareholders may propose potential director nominees for the consideration of the Governance Committee by submitting the names and qualifications of such persons to the Chairman of the Governance Committee at the Corporation’s executive offices, which submissions then will be forwarded to the Chairman. The Governance Committee will evaluate the qualifications of any such persons using the criteria outlined above and will consider whether to recommend the nomination of any such person in light of the committee’s evaluation of the person’s qualifications, the qualifications of any other potential director nominees and then current size and composition of the Board of Directors. In order for any such potential director nominees to be evaluated for nomination at an annual meeting of shareholders, submissions of the name and qualifications of such potential nominees should be made no later than the December 31st prior to the annual meeting. The Governance Committee is not obligated to recommend to the Board, nor is the Board obligated to nominate any such individual for election as a director. The Governance Committee received one submission from shareholders in accordance with these procedures during 2008 recommending one candidate for nomination in respect of the class of directors to be elected at the Annual Meeting. The Governance Committee considered the candidate in accordance with the foregoing process and criteria, and determined not to nominate the candidate for election to the Board of Directors.

Executive Committee

Members
James R. Herrick, Chairman
James F. Kidd, Vice Chairman
Robert M. Campana
Terry D. Goode
Lee C. Howley
Daniel E. Klimas
Jeffrey F. Riddell

The Executive Committee is authorized and empowered to exercise, during the intervals between meetings of the Board of Directors, all of the powers of the Board of Directors in the management and control of the Corporation to the extent permitted by law. This Committee met three (3) times during 2008.

Report of the Audit and Finance Committee

The Audit and Finance Committee of the LNB Bancorp, Inc. Board of Directors is comprised of four (4) directors, each of whom is independent as defined by the Nasdaq National Market listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and operates under a written charter adopted by the Board of Directors.

Management is responsible for the Corporation’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and issuing a report thereon. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit and Finance Committee has met and held discussions with management and Plante & Moran, PLLC, the Corporation’s independent auditors in 2008. In fulfilling the Committee’s oversight responsibility as to the audit process, the Audit and Finance Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditor’s independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence. The Audit and Finance Committee also discussed with management, the internal auditor’s and the independent auditors the quality and adequacy of LNB’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The committee reviewed with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

The Audit and Finance Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with Those Charged with Governance,” and, with and without management present, discussed and reviewed the results of the independent auditor’s examination of the financial statements. The committee also discussed the results of the internal audit examination.

The Audit and Finance Committee reviewed the audited consolidated financial statements of LNB Bancorp, Inc. as of and for the year ended December 31, 2008, with management and the independent auditors.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit and Finance Committee recommended to the Board that the Corporation’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. During 2008, the Audit and Finance Committee appointed Plante & Moran, PLLC as the Corporation’s independent auditors for 2008.

Audit and Finance Committee

Lee C. Howley, Chairman
J. Martin Erbaugh
Daniel G. Merkel
Donald F. Zwilling

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed for the fiscal years ended December 31, 2008 and December 31, 2007 by LNB’s principal accounting firm, Plante & Moran, PLLC.

	For the Year Ended
	December 31,
	2008	2007

Audit fees	$263,100	$257,900
Audit-related fees(a)	19,300	20,525
Tax fees(b)	25,500	20,000
All other fees(c)	52,125	53,000

(a)	Includes fees for consulting services related to acquisition accounting and other accounting and reporting matters.

(b)	Includes fees for services related to tax compliance.

(c)	The Audit and Finance Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence and has determined that the provision of such services has not affected the principal accountant’s independence. In 2007 and 2008 these fees include fees for services related to benefit plan audits.

The Audit and Finance Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except as described below.

The Audit and Finance Committee has established general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and reviewed such guidelines with the Board of Directors. Pre-approval may be granted by action by the full Audit and Finance Committee or, in the absence of such action, by the Audit and Finance Committee Chairman, whose action shall be considered to be that of the entire committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by the Corporation to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the corporation at the time of engagement to be non-audit services are provided, and (3)such services are promptly brought to the attention of the Audit and Finance Committee and approved prior to the completion of the audit. No services were provided by Plante & Moran, PLLC pursuant to these exceptions in 2008 or 2007.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Introduction

The Compensation Committee of the Board of Directors (the “Compensation Committee”) operates under a written charter adopted by the Board of Directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Corporations’ executive compensation policies and for the approval and administration of the Corporation’s existing and proposed executive compensation plans. The Compensation Committee’s responsibility includes determining the contents of the Corporation’s executive compensation plans, authorizing the awards to be made pursuant to such plans and annually reviewing and approving all compensation decisions relating to the Corporation’s officers, including the President and Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”).

The members of the Compensation Committee are Robert M. Campana, Chairman, J. Martin Erbaugh, James F. Kidd and Benjamin G. Norton. Each of the current members of the Compensation Committee meets the definitions of (i) “independent” within the meaning of the listing standards of The Nasdaq Stock Market and (ii) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Charter

The Board of Directors of the Corporation has adopted a charter which describes the responsibilities, functions and authority of the Compensation Committee. The full text of the charter is available on the Corporation’s website at www.4lnb.com by clicking on the link for “Investor Relations.” There were nine (9) meetings of the Compensation Committee in 2008.

Role of Executives in Establishing Compensation

The Corporation’s Human Resources Department and other members of management assist the Compensation Committee in its administration of the Corporation’s executive compensation program and the Corporation’s overall benefits program. The Corporation’s Chief Executive Officer assesses the performance of each of the Corporation’s other executive officers and provides recommendations to the Compensation Committee as to the structure and amounts of salary, cash bonus awards and equity incentive awards to be paid to such executive officers. The CEO formulates his recommendations with the assistance of the Corporation’s Senior Vice President of Human Resources and by using external industry data surveys developed by America’s Community Bankers, The Delves Group, The Ohio Bankers League, Salary.com and Robert Half. The Corporation did not engage an independent compensation consultant during 2008.

The CEO and the Senior Vice President of Human Resources both attend each meeting of the Compensation Committee for the purpose of providing insight into the Corporation’s performance, the performance of individual executives and their contribution to the Corporation’s performance and to make recommendations as to the structure and implementation of elements of executive compensation. The CEO and the Senior Vice President of Human Resources are each excused from any discussions of their individual compensation by the Compensation Committee. The Compensation Committee believes that the input of these executives provides the Compensation Committee with information necessary to make informed decisions on executive compensation that are consistent with the Compensation Committee’s overall philosophy.

General Compensation Philosophy

The Compensation Committee has determined that the Corporation, as a performance-driven business, should reward outstanding financial results with appropriate compensation. The Compensation Committee’s strategy for carrying out this philosophy is to seek to link executive compensation with the Corporation’s financial performance and, at the same time, to be sensitive to external market factors which might affect such performance but be outside the control of the Corporation’s executives. The Compensation Committee recognizes the importance of maintaining compensation and benefits at competitive levels in order to attract and retain talented executives.

The Corporation’s executive compensation program consists of three primary components: base salary, an annual cash bonus and equity incentive awards. In general, base salaries are established at or near market median levels for comparable positions in Northeast Ohio banks and banks of similar size in other regions, and an opportunity for higher compensation is provided through annual cash bonuses. These opportunities are dependent upon the achievement of financial objectives established in advance and reflective of the opportunities and challenges present in the Corporation’s industry. In addition, in prior years, long-term compensation has been awarded in the form of a combination of a cash bonus and equity awards to the CEO and in the form of equity awards to the other Named Executive Officers. Equity awards, in particular stock options and stock appreciation rights, granted to the Named Executive Officers, are intended to provide key executives with competitive financial benefits, to the extent that shareholder value is enhanced.

The Compensation Committee believes that equity-based compensation aligns the long-term interests of employees with those of shareholders, and has periodically included equity award grants as an element of executive compensation for the Corporation’s key executives, including the Named Executive Officers. In determining whether to make equity award grants, the Compensation Committee generally considers the recommendations of the Chief Executive Officer regarding the granting of equity awards for the Corporation’s key executives, including Named Executive Officers other than the CEO. In determining appropriate equity-based compensation awards for the Corporation’s executives, the Compensation Committee focuses on the current performance and achievements of the executive, the competitive market survey information, and the executive’s present and potential future contribution to the Corporation’s success.

The Corporation also provides its executives with certain other benefits. These benefits include the opportunity to participate in a 401(k) retirement savings plan, as well as certain compensatory insurance benefits and other perquisites which are described below and in the Summary Compensation Table included in this proxy statement. Two of the Named Executive Officers have entered into agreements with the Corporation that provide for specified benefits based upon certain events following a change of control of the Corporation. The Compensation Committee believes these agreements will better align the interests of the executives and the Corporation’s shareholders should such a change arise, and help ensure that the Named Executive Officers remain in their positions during periods of ownership transition and make operational decisions which are in the best interests of the Corporation and its shareholders.

The Compensation Committee believes these various elements of the executive compensation and benefits program further the Corporation’s business objectives and the interests of its shareholders by attracting and retaining the talented executive leadership necessary for the growth and success of the Corporation’s business and motivating its executives to exert the maximum possible effort to further the interests of shareholders.

Elements of Compensation

A primary role of the Committee is to analyze the competitiveness of, and the structure and amounts of annual base salary, annual cash bonus awards and long-term equity incentive awards, where applicable, to be paid to the Corporation’s executives. The Compensation Committee also structures and monitors the Corporation’s equity-based compensation plans, employment and change in control contracts with its executive officers. In order to gauge the competitiveness of the Corporation’s executive compensation level, the Compensation Committee analyzes market data regarding annual base salary, annual cash bonus awards and long-term equity incentive awards paid by companies in what the Compensation Committee considers the Corporation’s “primary competitor group,” which includes financial institutions within a Tri-State area with $1 billion in assets and a “secondary competitor group,” which includes financial institutions from across various states having annual revenue similar to that of the Corporation. The Compensation Committee relies on management and external research to identify the individual companies which make up these competitor groups. The Compensation Committee and the Human Resources department believe that the most direct competitors for executive talent are not necessarily the companies that would be included in the peer group established to compare shareholder returns. Accordingly, in identifying the group of surveyed employers, the Human Resources department assembles market data on companies having projected revenues similar to that of the Corporation, with particular emphasis on larger employers which may be significant competitors for executive talent. The assembled data is then reviewed by the Chief Executive Officer, the Senior Vice President of Human Resources and with respect to each of the top executive officer positions, adjusted for the scope of responsibilities of the position within the Corporation as compared to the equivalent responsibilities of positions within the companies included in the survey data. The Compensation Committee then compares the Corporation’s compensation and benefits practices with those of the other companies included in the survey data and takes the results into account when establishing compensation guidelines and recommendations for executives.

In determining the base salary and annual cash bonus opportunity for each Named Executive Officer other than the CEO, the Compensation Committee considers those two elements together in order to set an appropriate level of total annual cash compensation. In general, the Compensation Committee seeks to give each Named Executive Officer other than the CEO the opportunity to earn an annual cash bonus that, if earned, and when combined with the executive’s base salary, would result in total annual cash compensation to the executive that is competitive with the market data provided by the surveys. The Compensation Committee adopted base salary and annual cash bonus opportunities for 2008 for each of the Named Executive Officers other than the CEO that were consistent with this policy, based on the information provided to the Compensation Committee.

Chief Executive Officer

In determining the compensation of the CEO for 2008, the Compensation Committee surveyed the total compensation provided to Chief Executive Officer by the 15 financial institutions in the Corporation’s primary competitor group and secondary competitor group with assets and operations most closely align with those of the Corporation. The Compensation Committee reviewed the total compensation, including annual base salary, annual cash bonus, equity incentive awards and pension and retirement benefits, provided by these other financial institutions. This review indicated that the total compensation provided to the Corporation’s CEO in 2007 was below the average of that provided the CEOs of the other financial institutions. In particular, the survey indicated that the total compensation, including base salary, annual cash bonus, retirement benefits and other compensation, of the Corporation’s CEO was below the average provided to the CEOs of the other financial institutions. As a result of this review, the Compensation Committee determined to amend the CEO’s employment agreement to modify the terms relating to base salary and the structuring of cash bonus arrangements. In connection with the amendment, the Compensation Committee determined to increase the CEO’s base salary for 2008 to $400,000. The Compensation Committee believes that this increase in base salary aligns the CEO’s total compensation more closely with that of the other financial institutions in the Corporation’s competitor groups, particularly because it provides the CEO with additional compensation for personal retirement planning that is otherwise not provided due to the lack of a Corporation pension or retirement plan for the CEO. The Compensation Committee believes this change to the CEO’s total compensation is important for maintaining CEO compensation and benefits at competitive levels.

Annual Base Salary

Generally, the Compensation Committee seeks to establish an annual base salary level for each executive that falls at or near the competitive market levels established for the surveyed positions of executives having similar responsibilities. The Compensation Committee believes that establishing base salaries at this level helps the Corporation attract and retain talented executives and, when paired with the opportunity to earn annual cash bonuses, appropriately rewards executives based on performance.

In establishing salary levels for each executive other than the CEO, the Compensation Committee, at its regular meeting early in the fiscal year, considers annual survey information from the Human Resources Department and also reviews annual recommendations from the CEO. The Compensation Committee also takes into account whether each executive met key objectives, and considers each executive’s potential future contributions to the Corporation. In addition, the Compensation Committee determines whether each executive’s base salary provides an appropriate reward for the executive’s role in the Corporation’s performance and incentive for the executive to contribute to sustaining and enhancing the Corporation’s long-term performance. Important components that are considered by the Compensation Committee in establishing base salary levels are: know how required to meet the position requirements, span of control, accountability, educational requirements, years of experience, division sales and profit objectives, key departmental objectives, and market salary surveys. Operating objectives vary for each executive and typically change from year-to-year. Financial and operating objectives are considered in the aggregate by the Compensation Committee and are not specifically weighted in establishing base salaries. The base salary levels established for 2008 were based on the judgment of the Compensation Committee, taking into account the CEO’s input regarding each executive’s achievement of applicable 2007 operating and financial objectives and the targeted salary ranges based on market salary information. Where necessary, the Compensation Committee may recognize the particular talents, unique skills, experience, length of service to the Corporation and depth of banking or functional knowledge of certain key executives and determine that their base salary levels must be established above the market range to retain these executives.

Chief Executive Officer

As described above under “Elements of Compensation — Chief Executive Officer,” the CEO’s base salary for 2008 was increased from his base salary in 2007, as a result of the review of compensation arrangements provided by other financial institutions in the Company’s competitor groups discussed above. The Compensation Committee believes that the CEO’s base salary is appropriate based upon the CEO’s experience, accountability, know how and problem solving abilities, as well as the competitor group survey data reviewed by the Compensation Committee. The CEO’s employment agreement with the Corporation, originally entered into when he joined the Corporation in 2005, was amended in 2008 to reflect the increase in base salary.

Annual Cash Bonus

The Compensation Committee generally seeks to give each executive an opportunity to earn an annual cash bonus when the Corporation meets established financial goals, that would result in total annual cash compensation (salary plus bonus) that is within the competitive range of surveyed employers. The Compensation Committee annually determines the appropriate target bonuses for each executive officer (as a percentage of the executive’s salary) so that total annual cash compensation for such executive officer will be competitive within the market, and the executive will have the potential to receive additional bonus amounts if such objectives are exceeded. In determining the target amounts, the Compensation Committee takes into account the cash bonus opportunities established by the surveyed competitor groups identified.

The Compensation Committee generally structures annual cash bonuses for executive officers other than the CEO to be paid based on the attainment of a specified profitability goal. Each year, the Compensation Committee considers a recommendation from the CEO regarding the appropriate profitability goal for that year, at which target bonuses would be earned by executive officers other than the CEO. The Compensation Committee also takes into account the Corporation’s forecasted annual profitability plan, which is thoroughly reviewed and discussed by the entire Board of Directors. The targeted profitability goal before unusual items is generally set at a level which the Compensation Committee believes is challenging but achievable, and when achieved, the executives are deserving of an annual cash management incentive plan payout. The Compensation Committee may adjust this practice in the future to reflect the realities imposed by external market factors.

The Compensation Committee adopted the 2008 Management Incentive Plan for Key Executives to provide for the payment of cash bonuses to participating employees, including Named Executive Officers other than the CEO, upon the Corporation’s achievement of a specified profitability goal during 2008, which is further described below in the Grants of Plan-Based Awards For Fiscal Year 2008 Table. The plan was designed to be consistent with the Corporation’s philosophy that executive compensation should be linked with the Corporation’s financial performance. In order for any bonus to be payable to any employee under the plan, the Company had to achieve the specified target profitability goal, which was net earnings of $7,201,000 for 2008. The size of the total potential bonus pool available under the plan would have increased as the Corporation’s profitability increased, subject to a maximum aggregate amount of 200% of the aggregate target bonuses for all participants in the plan to be calculated using straight line interpolation between the performance goal and the actual amount of profitability achieved over and above the performance goal. If the Company achieved the specified target profitability amount, each officer would have been entitled to a bonus amount based on a percentage of their base salary, subject to the approval of the Compensation Committee in its sole discretion. If the Corporation had achieved the target profitability goal, the Compensation Committee anticipated providing the following Named Executive Officers with bonus amounts based on the following percentages of their respective annual base salaries: Mr. Harnett 15%; Mr. Soltis 20%; Ms. Churchill 15%; and Mr. Campagna 15%. The actual bonus amounts paid would have been determined based on the recommendation of the CEO and subject to the approval of the Compensation Committee. The CEO’s recommendations would be based on whether the Corporation met its profitability goal and on how the Named Executive performed with respect to their departmental goals. Given that in 2008 the Corporation’s target profitability level was not achieved, bonus payments were not made under the 2008 Management Incentive Plan for Key Executives.

Chief Executive Officer

In prior years, the Compensation Committee established an annual cash bonus plan for the CEO similar to the Management Incentive Plan for Key Employees described above. As discussed under “Elements of Compensation — Chief Executive Officer,” the Compensation Committee reviewed and revised the total compensation provided to the CEO. As a result of this review, the Corporation and the CEO entered into an amendment to the CEO’s employment agreement which modified the terms relating to the structuring of cash bonus arrangements. The amended employment agreement gives the Compensation Committee the flexibility to structure a single annual bonus opportunity for the CEO that will take into account both short- and long-term objectives. In light of the changes to the CEO’s compensation discussed above and the uncertain and volatile economic and market conditions faced by the financial industry in general during 2008, it became apparent that any cash bonus incentive established for the CEO would not be earned, so the Compensation Committee determined not to establish an annual cash bonus program for the CEO or pay a cash bonus to the CEO for 2008.

Exemplary Service Cash Bonus

Recognizing and rewarding the exceptional contributions of employees is a key component to retaining talented individuals. The Corporation has, from time to time, rewarded certain employees for exemplary service in one or more of their responsibilities. The criteria considered in awarding these bonuses fall into the following categories:

•	Service excellence-Provides superior service to internal and external customers, ensures customer satisfaction, acts a company team player. Working above and beyond normal expectations to reduce backlog or support conversion. Improving timeliness and/or quality of service.

•	Operational/Efficiency Improvement -Understands how the bank operates and realizes profits, prioritizes time and investments in appropriate manner, operates efficiently and cost effectively. Significant contributions that reduce expenses, lower costs or improve profitability. Developing and/or implementing ideas that improve internal work processes.

•	Productivity-Ensures the highest degree of quality, responsiveness and accuracy.

•	Strategic and Organizational Development-Making substantial strides to obtain needed skills/competencies with the associates of the Corporation.

A cash bonus award may range from $25 to 10% of the employee’s base salary. No exemplary service cash bonuses were paid to any Named Executive Officer for 2008.

Long-Term Compensation Awards

The Compensation Committee, from time to time, includes grants of long-term compensation awards as part of the annual compensation provided to the Named Executive Officers. The Compensation Committee believes that the primary benefit to the Corporation of long-term compensation awards is to motivate the Named Executive Officers to increase shareholder value, and to ensure adequate executive retention. The Compensation Committee, in prior years, has granted long-term compensation awards to the Named Executive Officers in the form of stock options. The Compensation Committee, in structuring compensation of the Named Executive Officers for 2008 and after considering the Corporation’s operating performance and the level of equity incentive awards previously granted to the Named Executive Officers, determined not to grant any stock options to the Named Executive Officers. In recognition of their services in 2007, the Compensation Committee granted a stock option to purchase 50,000 common shares to the CEO and stock options to purchase 2,500 common shares to each of the Named Executive Officers in February 2008.

Under the Corporation’s equity incentive award plans, the Corporation also may grant awards in the form of other equity and performance-based incentives, as may be deemed appropriate by the Compensation Committee from time to time. No such awards were granted during 2008 to any of the Named Executive Officers.

Chief Executive Officer

In prior years, the Compensation Committee established a long-term incentive plan for the CEO that provided for an incentive payment in cash, equity awards, or a combination of both, to the CEO based on achievement of long-term strategic goals. As discussed above under “Elements of Compensation — Chief Executive Officer” and “Annual Cash Bonus — Chief Executive Officer,” the Compensation Committee reviewed and revised the total compensation provided to the CEO in 2008 and, as a result, modified the terms of the CEO’s employment agreement relating to the structuring of cash bonus arrangements. As a result of the amendment, the Compensation Committee has the flexibility to structure a single annual bonus opportunity for the CEO that will take into account both short- and long-term objectives.

Primarily due to the uncertain and volatile economic and market conditions faced by the financial industry during 2008, the Compensation Committee determined not to establish a long-term incentive program for the CEO during 2008 or provide any form of long-term incentive award to the CEO for 2008. The Compensation Committee believes that the CEO is the primary force for the long term strategic vision of the Corporation, and the committee is in the process of structuring a plan that is intended to reward the CEO based on strengthening the long-term value of the Corporation.

Personal Benefits and Perquisites

The Corporation has established the Lorain National Bank Retirement Savings Plan, a qualified 401(k) defined contribution plan, to which the Corporation makes contributions on behalf of the each of the Named Executive Officers. The Corporation also maintains and pays premiums on behalf of each Named Executive Officer under the Life Insurance, Long-term Disability, and Accidental Death and Dismemberment Plans, and provides partial payment of elected medical benefit premiums for the Named Executive Officer.

The Corporation provided certain Named Executive Officers certain perquisites in 2008, which the Compensation Committee believes are commensurate with the types of benefits and perquisites provided to similarly situated executives within the competitor peer groups, and are thus useful to the Corporation in attracting and retaining qualified executives. These perquisites include the payment of automobile expenses and country club dues as described below under the Summary Compensation Table.

Elements of Post-Termination Compensation

The Corporation previously entered into employment agreements with Mr. Klimas and Mr. Harnett which provide for the payment of certain severance benefits upon termination of employment in certain circumstances, including following a change of control of the Corporation, which arrangements are summarized below under Other Potential Post-Employment Compensation. The Compensation Committee believes that the severance arrangements provided for in these agreements are vital to the attraction and retention of talented executives and, thus, to the long-term success of the Corporation. These agreements also address the Corporation’s interest in ensuring the continuity of corporate management and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover.

Compensation Policies

Section 162(m) of the Internal Revenue Code

The Compensation Committee believes it is in shareholders’ best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. The Corporation recognizes, however, that Section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and four other most highly compensated executive officers. Because the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met, the Compensation Committee intends generally to structure performance-based compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies the requirements for this exemption whenever administratively and practically feasible. The Board and the Compensation Committee, however, could award non-deductible compensation in other circumstances, as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued, there is no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

Limitations on Executive Compensation Required in Connection with the Corporation’s Participation in the TARP Program

On December 12, 2008, the Corporation issued preferred stock and common stock purchase warrants to the U.S. Department of Treasury under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) created under the Emergency Economic Stabilization Act of 2008 (“EESA”). As a result of this transaction, the Corporation entered into certain required amendments to incentive compensation plans and compensation agreements with the Named Executive Officers and became subject to certain additional executive compensation and governance requirements under TARP CPP, the EESA, and Treasury Department regulations. Those requirements apply to the Named Executive Officers as well as other “senior executive officers” of the Corporation (“SEOs”). These requirements:

•	prohibit incentive compensation arrangements that encourage SEOs to take unnecessary and excessive risks;

•	obligate the Compensation Committee to review SEO incentive compensation arrangements with senior risk officers to ensure that executives are not encouraged to take unnecessary and excessive risks and to meet annually with senior risk officers to discuss and review the relationship between risk management policies and practices and SEO incentive compensation arrangements;

•	provide for the recovery of any bonus or incentive compensation paid to a SEO where the payment was later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate;

•	limit the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service; and

•	limit the Corporation’s tax deduction for compensation paid to any SEO to $500,000 annually.

On February 17, 2009, The American Reinvestment and Recovery Act of 2009 (“ARRA”),was signed into law. ARRA adds expansive new restrictions on executive compensation to those previously imposed on participants in the TARP CPP. ARRA amends the executive compensation and corporate governance provisions of EESA to:

•	prohibit TARP recipients from making golden parachute payments to any SEO or any of the next five most highly compensated employees of the participating company;

•	prohibit paying or accruing any bonus, retention award, or incentive compensation to the SEOs and the twenty next most highly compensated employees that fully vests during the period in which any obligation under the CPP remains outstanding or that has a value greater than one-third of the total amount of the annual compensation of the employee receiving the award; and

•	require an annual, non-binding shareholder vote on the company’s executive compensation program.

In accordance with the ARRA and based on recent guidance issued by the SEC, the Board of Directors authorized a non-binding advisory shareholder vote on the Corporation’s executive compensation plans, programs and arrangements. See “Proposal 2 — Advisory Approval of LNB’s Executive Compensation Program.”

Other provisions of the ARRA require the participating companies to establish a board compensation committee that must meet at least semi-annually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to the company from the plans; to adopt a company-wide policy regarding “excessive” or “luxury” expenditures; and to annually file a written certification of the company’s CEO and CFO as to the company’s compliance with the requirements.

Regulations required under the ARRA have not yet been issued. Accordingly, the ultimate impact of these limitations on the Corporation’s executive compensation program cannot be determined at this time. As described above, the Corporation’s executive compensation program has included significant performance-based elements, including annual and long-term incentive compensation. The Compensation Committee expects that its ability to use these performance-based elements will be severely limited under the ARRA regulations. The Compensation Committee intends to assess what actions may be necessary in response to these limitations in order to ensure that the executive compensation program will continue to fulfill its philosophy and objective.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Corporation’s management. Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K and in the Corporation’s definitive proxy statement prepared in connection with its 2008 Annual Meeting of Shareholders.

The Compensation Committee certifies that it has reviewed with the Corporation’s chief risk officer the incentive compensation arrangements with the Corporation’s executive officers (each of whom is a “senior executive officer” for purposes of Section 111(b)(3) of the Emergency Economic Stabilization Act of 2008) and has made reasonable efforts to ensure that such arrangements do not encourage the executive officers of the Corporation to take unnecessary and excessive risks that threaten the value of the Corporation.

Compensation Committee

Robert M. Campana, Chairman
J. Martin Erbaugh
James F. Kidd
Benjamin G. Norton

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Corporation specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. If this Report is incorporated by reference into the Corporation’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

Compensation Committee Interlocks and Insider Participation

During 2008, the Compensation Committee was comprised of Messrs. Campana, Herrick, Kidd, Martin and Norton, each of whom was an independent director.

Summary Compensation Table

The following table presents the total compensation to the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Corporation in 2008 (the “Named Executive Officers”).

									Change in
									Pension Value
									and
									Nonqualified
								Non-Equity	Deferred
						Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary		Bonus		Awards	Awards(1)	Compensation(2)	Earnings	Compensation(3)		Total

Daniel E. Klimas	2008	$390,769		—		—	$61,636	—	—	$19,497	(5)	$471,902
President and Chief	2007	$300,000		$100,000	(4)	—	$69,950	—	—	$11,938	(5)	$481,888
Executive Officer	2006	$304,261		$105,000	(4)	—	$69,819	—	—	$18,581	(5)	$497,661
Sharon L. Churchill	2008	$135,173		—		—	$1,582	—	—	$17,897	(8)	$154,652
Chief Financial Officer(6)	2007	$93,844	(7)	—		—	—	—	—	$10,126	(8)	$103,970
David S. Harnett	2008	$200,192		—		—	$17,638	—	—	$19,613	(9)	$237,443
Chief Credit Officer
Frank A. Soltis	2008	$171,846		—		—	$1,671	—	—	$21,060	(11)	$194,577
Senior Vice President —	2007	$168,000		$12,500	(10)	—	$222	—	—	$14,942	(11)	$195,664
Information Technology & Operations	2006	$169,517		—		—	$4,305	—	—	$15,798	(11)	$189,620
Paul A. Campagna	2008	$148,076		—		—	$1,706	—	—	$18,908	(12)	$168,690
Sr. VP Chief Lending Officer	2007	$145,000		—		—	$311	—	—	$14,083	(12)	$159,394

(1)	The values reported in this column represent amount recognized by the Corporation for financial statement purposes with respect to stock options and/or stock appreciation rights awarded to the Named Executive Officers during and/or prior to 2008. For a summary of the terms of these awards, see the Grants of Plan-Based Awards Table that follows. For a description of the assumptions made in computing the amounts reported in this table, see the discussion of “Stock Options and Stock Appreciation Rights” in the Notes to Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(2)	The targeted levels established by the Compensation Committee pursuant to the Corporation’s 2008, 2007 and 2006 Management Incentive Plan for Key Executives were not achieved. Accordingly, no compensation was paid to the officers under non-equity incentive plans in 2008, 2007 or 2006. For a description of the 2008 bonus opportunities established by the Compensation Committee under the 2008 Management Incentive Plan for Key Employees, see footnote 1 to the Grants of Plan-Based Awards Table that follows.

(3)	For purposes of the disclosure in the Summary Compensation Table, perquisites are valued on the basis of the aggregate incremental cost to the Company of providing the perquisite to the applicable officer.

(4)	Represents amounts earned by Mr. Klimas in 2007 and 2006 as a long-term incentive award at the discretion of the Compensation Committee in accordance with the terms of his employment agreement with the Corporation.

(5)	Compensation reported in this column includes (i) contributions made by the Corporation in 2008, 2007 and 2006 on behalf of Mr. Klimas to the Corporation’s 401(k) Plan; (ii) premiums paid by the Corporation in 2008, 2007 and 2006 under the Corporation’s life, long-term disability and accidental death and dismemberment plans on behalf of Mr. Klimas; (iii) payments made in 2008, 2007 and 2006 for a vehicle leased by the Corporation for use by Mr. Klimas; and (iv) country club dues paid in 2008, 2007 and 2006.

(6)	Ms. Churchill was appointed Chief Financial Officer of the Corporation on March 5, 2007. Prior to being appointed as Chief Financial Officer, Ms. Churchill served as the Controller of the Corporation.

(7)	Of the amount disclosed in this column for 2007, $87,975 was paid with respect to Ms. Churchill’s service as Chief Financial Officer from March 5, 2007 through December 31, 2007 and $15,995 was paid with respect Ms. Churchill’s service as Controller of the Corporation from January 1, 2007 to March 5, 2007.

(8)	Compensation reported in this column includes (i) contributions made by the Corporation in 2008 and 2007 on behalf of Ms. Churchill to the Corporation’s 401(k) Plan; (ii) premiums paid by the Corporation in 2008 and 2007 under the Corporation’s life, long-term disability and accidental death and dismemberment insurance plans on behalf of Ms. Churchill; and (iii) premiums paid by the Corporation in 2008 and 2007 under the Corporation’s health insurance plans on behalf of Ms. Churchill.

(9)	Compensation reported in this column includes (i) contributions made by the Corporation in 2008 on behalf of Mr. Harnett to the Corporation’s 401(k) Plan; (ii) premiums paid by the Corporation in 2008 under the Corporation’s life, long-term disability and accidental death and dismemberment insurance plans on behalf of Mr. Harnett; and (iii) premiums paid by the Corporation in 2008 under the Corporation’s health insurance plans on behalf of Mr. Harnett.

(10)	Represents amount paid to Mr. Soltis as an Exemplary Service Cash Bonus for 2007.

(11)	Compensation reported in this column includes (i) contributions made by the Corporation in 2008, 2007 and 2006 on behalf of Mr. Soltis to the Corporation’s 401(k) Plan; (ii) premiums paid by the Corporation in 2008, 2007 and 2006 under the Corporation’s life, long-term disability and accidental death and dismemberment insurance plans on behalf of Mr. Soltis; and (iii) premiums paid by the Corporation in 2008, 2007 and 2006 under the Corporation’s health insurance plans on behalf of Mr. Soltis.

(12)	Compensation reported in this column includes (i) contributions made by the Corporation in 2008 and 2007 on behalf of Mr. Campagna to the Corporation’s 401(k) Plan; (ii) premiums paid by the Corporation in 2008 and 2007 under the Corporation’s life, long-term disability and accidental death and dismemberment insurance plans on behalf of Mr. Campagna; and (iii) premiums paid by the Corporation in 2008 and 2007 under the Corporation’s health insurance plans on behalf of Mr. Campagna.

Employment Agreement

Mr. Klimas

The Corporation has entered into an employment agreement with Mr. Klimas which had an initial term of three years commencing February 1, 2005, and which provides that, unless the agreement is terminated by either party on or before November 1, 2006 and on or before each November 1st thereafter, the agreement term will automatically renew for one additional year, such that the agreement term (unless terminated prior to such automatic extension) shall not be less than fifteen (15) months, and after November 1, 2006 shall not be greater than twenty-seven (27) months. The employment agreement was amended in 2008 to provide for an annual base salary of $400,000, and an annual bonus opportunity of up to 50% of base salary based on the attainment by Mr. Klimas of upon performance levels determined by the Compensation Committee. The employment agreement also provides for perquisites consistent with those available to the Corporation’s other executives. On February 1, 2005, Mr. Klimas also received a signing bonus of $115,000 and an award of 5,000 unrestricted shares of the registrant’s common stock. The employment agreement also provides for the grant of stock options to purchase 30,000 shares of the registrant’s common stock on February 1, 2005 and each of the first two anniversaries thereof, which options vest over periods ending in 2010. The agreement also contains non-disclosure and non-solicitation provisions that, among other things, prohibit Mr. Klimas from soliciting employees, customers or clients of the Corporation for a period of one year following the termination of his employment. The employment agreement also provides for certain severance and change of control benefits that are further described below under “Other Potential Post-Employment Compensation.”

Grants of Plan-Based Awards For Fiscal Year 2008

The following table shows, for the Named Executive Officers, plan-based awards to those officers during 2008, including restricted stock awards and stock option grants, as well as other incentive plan awards.

								All Other	All Other		Grant
								Stock	Option	Exercise	Date Fair
		Estimated Future Payouts						Awards:	Awards:	or Base	Value
		Under Non-Equity						Number of	Number of	Price of	of Stock
		Incentive Plan Awards						Shares of	Securities	Option	Option
	Grant	Threshold		Target		Maximum		Stock or	Underlying	Awards	Awards
Name	Date	($)		($)		($)		Units (#)	Options (#)	($/Sh)	($)

Daniel E. Klimas	2/4/08	—		—		—		—	50,000	14.47	$56,499

Sharon L. Churchill	2/14/08		(1)		(1)		(1)	—	—	—	—
	2/4/08		(1)		(1)		(1)	—	2,500	14.47	2,825

David S. Harnett	2/14/08		(1)		(1)		(1)	—	—	—	—
	2/4/08		(1)		(1)		(1)	—	2,500	14.47	2,825

Frank A. Soltis	2/14/08		(1)		(1)		(1)	—	—	—	—
	2/4/08		(1)		(1)		(1)	—	2,500	14.47	2,825

Paul A. Campagna	2/14/08		(1)		(1)		(1)	—	—	—	—
	2/4/08		(1)		(1)		(1)	—	2,500	14.47	2,825

(1)	On February 14, 2008, the Board established the Corporation’s 2008 Management Incentive Plan for Key Executives. Ms. Churchill, Mr. Harnett, Mr. Soltis, and Mr. Campagna were the Named Executive Officers designated as participants in the 2008 Management Incentive Plan for Key Employees. Under the terms of the plan, cash bonuses would have been paid to participants based upon the Corporation’s achievement of profitability goals for 2008 and certain other financial and non-financial goals, as determined by the Compensation Committee. In order for any bonus to have been payable to any participant under the plan, the Corporation had to achieve the target profitability goal, which was established as net earnings of $7,201,000 for 2008. The size of the total potential bonus pool available under the plan would have increased as the Corporation’s profitability increased, subject to a maximum capped amount of 200% of the aggregate target bonuses for all participants in each plan using straight line interpolation between the performance goal and the actual amount of net earnings achieved. If the Corporation had achieved the specified target profitability amount, the CEO would have provided recommendations to the Compensation Committee regarding bonus payments to the participants in the plan, including Ms. Churchill, Mr. Harnett, Mr. Soltis and Mr. Campagna, subject to the approval of the Compensation Committee in its sole discretion. The Corporation did not achieve the 2008 target profitability goal and, accordingly, no bonus amounts were paid under the plan for 2008. See “Compensation Discussion and Analysis” above for further discussion of this bonus plan.

In connection with the Corporation’s participation in the TARP CPP, the 2008 Management Incentive Plan for Key Employees was amended to comply with Section 111(b)(2)(B) of EESA to provide for a clawback of any incentive paid under such plan to a SEO if it is later determined that the incentive is based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate.

Outstanding Equity Awards at December 31, 2008

The following table shows, for the Named Executive Officers, outstanding equity awards held by such officers at December 31, 2008.

	Option Awards						Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
				Equity					Awards:	Awards:
				Incentive					Number of	Market or
				Plan Awards:				Market	Unearned	Payout Value
	Number of	Number of		Number of			Number	Value of	Shares,	of Unearned
	Securities	Securities		Securities			of Shares	Shares or	Units or	Shares, Units
	Underlying	Underlying		Underlying			or Units of	Units of	Other	or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)

Daniel E. Klimas	30,000	—		—	$19.10	2/1/2015	—	—	—	—
	20,000	10,000	(1)	—	19.17	2/1/2016	—	—	—	—
	10,000	20,000	(2)	—	16.00	2/1/2017	—	—	—	—
		50,000	(3)	—	14.47	2/4/2018	—	—	—	—
Sharon L. Churchill	—	2,500	(3)	—	14.47	2/4/2018	—	—	—	—
David S. Harnett	6,667	13,333	(4)	—	15.35	8/8/2017	—	—	—	—
	—	2,500	(3)	—	14.47	2/4/2018	—	—	—	—
Frank A. Soltis	2,500	—		—	16.50	6/27/2015	—	—	—	—
	1,667	833	(5)	—	19.00	1/20/2016	—	—	—	—
	—	2,500	(3)	—	14.47	2/4/2018	—	—	—	—
Paul A. Campagna	2,334	1,116	(5)	—	19.00	1/20/2016	—	—	—	—
	—	2,500	(3)	—	14.47	2/4/2018	—	—	—	—

(1)	These stock options become exercisable in one-third increments over three years commencing February 1, 2007.

(2)	These stock options become exercisable in one-third increments over three years commencing February 1, 2008.

(3)	These stock options become exercisable in one-third increments over three years commencing February 4, 2009.

(4)	These stock options become exercisable in one-third increments over three years commencing August 8, 2007.

(5)	These stock appreciation rights become exercisable in one-third increments over three years commencing January 20, 2007.

None of the Named Executive Officers exercised stock options or stock appreciation rights during 2008.

Stock Options and 2006 Stock Incentive Plan

Each of the outstanding stock options granted prior to August 2007 were made pursuant to stock option agreements established outside of a stock option plan. In 2006, the Corporation established the LNB Bancorp, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), a shareholder-approved equity incentive plan which permits the Corporation to grant incentive stock options, nonqualified stock options, stock appreciation rights, performance shares, restricted shares and restricted share units to officers and other key employees of the Corporation who are eligible to participate in the plan as determined by the Compensation Committee in its sole discretion. The maximum number of shares of the Corporation that may be issued pursuant to awards granted under the 2006 Plan is 600,000 shares, up to 400,000 of which may be granted in the form of stock options and 200,000 of which may be granted in the form of restricted shares. The total number of shares underlying awards granted under the Plan to any participant in any fiscal year, regardless of whether any of those awards are subsequently canceled, forfeited, or terminated, will not exceed 60,000 shares. Awards granted under the 2006 Plan are subject to the terms of the plan and such terms as may be specified by the Compensation Committee. The 2006 Plan is administered by the Compensation Committee, which includes the authority to determine the terms and conditions of awards granted under the plan and to interpret, administer and implement the plan.

Stock Appreciation Rights Plan

The Stock Appreciation Rights (SAR) Plan permits the Compensation Committee to grant SARs, to be settled in cash only, to officers and other key employees of the Corporation who are eligible to participate in the SAR Plan as determined by the Compensation Committee in its sole discretion. The Compensation Committee may grant SARs for up to an aggregate of 50,000 common shares of the Corporation under the SAR Plan. SARs, when exercised, will entitle the holder thereof to a cash payment based on the appreciation in the fair market value of the common shares underlying the SAR, subject to the terms of the SAR Plan and such terms as may be specified by the Compensation Committee. The purpose of the SAR Plan is to provide long-term incentive compensation opportunities that are intended to help the Corporation attract and retain skilled employees, motivate participants to achieve long-term success and growth of the Corporation, and align the interests of the participating employees with those of the shareholders of the Corporation. The Compensation Committee has the authority to grant SARs under the SAR Plan.

TARP Restrictions

In connection with the Corporation’s participation in the TARP CPP, the 2006 Plan and the Stock Appreciation Rights Plan were each amended to comply with Section 111(b)(2)(B) of EESA to provide for a clawback of any incentive paid under such plan to a SEO if it is later determined that the incentive is based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate.

Other Potential Post-Employment Compensation

Severance and Change of Control Benefits

The Corporation entered into an employment agreement with Daniel E. Klimas and a change of control agreement with David S. Harnett that provide severance and/or change of control benefits upon termination of employment for certain reasons. See the discussion of Mr. Klimas’ agreement included above with the Summary Compensation Table. The severance and change of control benefits payable to Mr. Klimas and the change of control benefits payable to Mr. Harnett are addressed in their respective agreements, as discussed below.

Notwithstanding the following discussions regarding the amount of compensation payable to Mr. Klimas in the event of a termination of employment or a change of control and to Mr. Harnett in the event of a change of control, the provisions of ARRA, which will be implemented by regulations issued by the U.S. Treasury Department, may prohibit such payments from being made upon the termination of the officer’s employment with the Corporation during a period in which any obligations arising from financial assistance provided under TARP remains outstanding. Please refer to the discussion appearing under the caption “Compensation Discussion and Analysis — Limitations on Executive Compensation in Connection with the Corporation’s Participation in the TARP Program.”

Mr. Klimas

If Mr. Klimas terminates his employment with the Corporation as a result of a breach of his employment agreement by the Corporation or for good cause, or if the Corporation terminates his employment without cause, the Corporation shall continue to pay to Mr. Klimas his salary, and health and life insurance benefits, as in effect immediately prior to the termination, for the then remaining term of the agreement. In addition, Mr. Klimas shall be entitled to a pro rata portion of the annual incentive awards applicable to the year in which such termination occurs and an annual incentive awards each equal to 50% of his salary as in effect immediately prior to termination for the then remaining term of the agreement. Mr. Klimas shall also be entitled to be immediately awarded any stock options provided for in the agreement but not then issued, and all unvested stock options held by Mr. Klimas will become immediately exercisable in full. For purposes of the agreement, “good cause” means (i) a material adverse change in Mr. Klimas’ position, responsibilities, duties, or status, or title or offices, with the Corporation, (ii) a reduction in Mr. Klimas’ salary, (iii) a requirement that Mr. Klimas be based at a location more than 50 miles from his current residence, or (iv) failure of the Corporation to comply with the employee benefit provisions of the agreement.

In accordance with the terms described above, assuming that Mr. Klimas’ employment with the Corporation was terminated by the Corporation without cause or by Mr. Klimas for good reason as of December 31, 2008, the amounts and/or values of the benefits he would be entitled to receive are as follows: (1) $833,333 in respect of his applicable base salary for the remainder of the term of the agreement; (2) $2,377 in respect of the continuation of his health and life insurance benefits as then in effect through the remainder of the term of the agreement; and (3) $200,000 in respect of his annual incentive award, for a total of $1,035,710.

Under Mr. Klimas’ employment agreement, Mr. Klimas is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been an officer of the Corporation.

Under Mr. Klimas’ employment agreement, if, at any time within two years after the occurrence of a “change in control” (as defined in the agreement), Mr. Klimas’ employment is terminated by the Corporation (except for cause) or Mr. Klimas terminates his employment for good reason, the Corporation will pay to Mr. Klimas a lump sum severance benefit equal to the sum of (a) Mr. Klimas’ highest annual base salary as measured from the date of termination through the end of the term of the agreement (but not less than 24 months), (b) any bonuses earned but unpaid through the date of termination, (c) a pro rated portion of Mr. Klimas’ annual bonus amount for the fiscal year in which the termination occurs, (d) any accrued and unpaid vacation pay, and (e) the annual incentive awards payable for each remaining year of the term of the agreement (but not less than 24 months) in an amount equal to 50% of Mr. Klimas’ salary as in effect on the date of termination. Mr. Klimas shall also be entitled to be immediately awarded any stock options provided for in the agreement but not then issued, and all unvested stock options held by Mr. Klimas will become immediately exercisable in full. If the termination of employment occurs on or before February 1, 2009, Mr. Klimas will be entitled to receive “gross-up” payments to the extent that payment of any of the foregoing amounts results in excise taxes or penalties under Section 280G or 4999 of the Internal Revenue Code. For purposes of the agreement, “good reason” means, at any time after a change in control, (i) a material adverse change in Mr. Klimas’ position, responsibilities, duties, or status, or title or offices, with the Corporation from those in effect before the change of control, (ii) a reduction in Mr. Klimas’ base salary or failure to pay an annual bonus equal to or greater than the annual bonus earned for the year prior to the change in control, (iii) a requirement that Mr. Klimas be based at a location more than 50 miles from where he was located prior to the change in control or a substantial increase in Mr. Klimas’ business travel obligations as compared to such obligations prior to the change in control, and (iv) failure of the Corporation to continue any material employee benefit or compensation plan in which Mr. Klimas was participating prior to the change in control or provide Mr. Klimas with vacation in accordance with the policies in effect prior to the change in control. For purposes of the employment agreement, “cause” includes failure to perform duties as an employee, illegal conduct or gross misconduct, conviction of a felony, or breach of non-competition or non-disclosure obligations of the employee. In accordance with the terms described above, assuming that a change of control of the Corporation occurred as of December 31, 2008 and Mr. Klimas’ employment with the Corporation was terminated by the Corporation without cause or by Mr. Klimas for good reason immediately thereafter, the amounts and/or values of the benefits he would be entitled to receive are as follows: (1) $833,333 in respect of his applicable base salary through the end of the term of the agreement; (2) $2,377 in respect of the continuation of his health and life insurance benefits as then in effect through the end of the term of the agreement; (3) $200,000 in respect of his annual incentive award; and (4) $0 in respect of the Corporation’s estimated amount that would be payable to “gross up” Mr. Klimas for excise taxes or penalties under Section 280G or 4999 of the Internal Revenue Code, for a total of $1,035,710.

In connection with the Corporation’s participating in the TARP CPP, Mr. Klimas’ employment agreement was amended to provide that any payment or payments that may be payable by the Corporation thereunder shall be modified to the extent necessary in order to comply with the golden parachute payment prohibitions in Section 111(b)(2)(C) of EESA.

Mr. Harnett

The Corporation has entered into a change of control agreement with Mr. Harnett. Under the agreement, Mr. Harnett will be entitled to a lump sum cash amount equal to his then effective annual base salary in the event of a termination of his employment (1) by the Company (except for cause) or (2) by Mr. Harnett for “good reason” following a change of control of the Company (as defined in the agreement) that occurs within the first two years of his employment by the Company. The agreement also contains non-disclosure and non-solicitation provisions that, among other things, prohibit Mr. Harnett from soliciting customers or clients of the Corporation for a period of one year following the termination of his employment.

For purposes of the agreement, “good reason” means, at any time after a change in control, (i) a material adverse change in Mr. Harnett’s position, responsibilities, duties, or status, or title or offices, with the Corporation from those in effect before the change of control, (ii) a reduction in Mr. Harnett’s base salary or failure to pay an annual bonus equal to or greater than the annual bonus earned for the year prior to the change in control, (iii) a requirement that Mr. Harnett be based at a location more than 50 miles from where he was located prior to the change in control or a substantial increase in Mr. Harnett’s business travel obligations as compared to such obligations prior to the change in control, (iv) failure of the Corporation to continue any material employee benefit or compensation plan in which Mr. Harnett was participating prior to the change in control or a material reduction in Mr. Harnett’s benefits under any plan as in effect prior to the change in control and (v) failure of the Corporation to secure the assumption of the agreement by any successor to the Corporation. For purposes of the agreement, “cause” includes failure to perform duties as an employee, illegal conduct or gross misconduct, conviction of a felony, or breach of non-competition or non-disclosure obligations of the employee. In accordance with the terms described above, assuming that a change of control of the Corporation occurred as of December 31, 2008 and Mr. Harnett’s employment with the Corporation was terminated by the Corporation without cause or by Mr. Harnett for good reason immediately thereafter, the amount and/or value of the benefits he would have been entitled to receive is $200,192 in respect of his applicable base salary for 2008.

Director Compensation

Non-employee director compensation is determined annually by the Board of Directors acting upon the recommendation of the Compensation Committee. Directors who are also employees of the Corporation receive no additional compensation for service as a director. The following table shows the compensation paid to non-employee directors for service during 2008.

Director Compensation Table

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation		Total
Name	($)(1)	($)	($)	($)	Earnings	($)		($)

Daniel P. Batista	$27,500	$—	$—	$—	$—	$—		$27,500
Robert M. Campana	32,500	—	—	—	—	—		32,500
J. Martin Erbaugh	27,500	—	—	—	—	4,000	(2)	31,500
Terry D. Goode	32,500	—	—	—	—	—		32,500
James R. Herrick	47,500	—	—	—	—	—		47,500
Lee C. Howley	32,500	—	—	—	—	—		32,500
James F. Kidd(3)	32,500	—	—	—	—	—		32,500
Kevin C. Martin	27,500	—	—	—	—	—		27,500
Daniel G. Merkel(4)	13,750	—	—	—	—	—		13,750
Benjamin G. Norton	27,500	—	—	—	—	600	(5)	28,100
Thomas P. Perciak(4)	13,750	—	—	—	—	—		13,750
Jeffrey F. Riddell	32,500	—	—	—	—	—		32,500
John W. Schaeffer, M.D.	27,500	—	—	—	—	—		27,500
Donald F. Zwilling	27,500	—	—	—	—	—		27,500

(1)	The Corporation pays a base annual fee to each Director of $27,500. The Vice Chairman of the Board of Directors (Mr. Kidd) and each of the Committee Chairmen (Messrs. Campana, Goode, Howley and Riddell) are

paid a base annual fee of $32,500, and the Chairman of the Board of Directors (Mr. Herrick) is paid a base annual fee of $47,500.

(2)	Represents fees paid to Mr. Erbaugh for service as a member of the Corporation’s Morgan Advisory Board. The Morgan Advisory Board is a six person committee comprised of former directors of Morgan Bank that the Corporation has formed for the purpose of providing input and advice on the Corporation’s Morgan Bank business. The Morgan Advisory Board met four times during 2008, and each member was paid a fee of $1,000 per meeting attended.

(3)	Amounts set forth in this table with respect to Mr. Kidd represent fees paid to Mr. Kidd for serving as Vice Chairman of the Board of Directors. In addition, the Corporation has an individual supplemental retirement agreement with Mr. Kidd, which was entered into during and in connection with Mr. Kidd’s service as an employee of the Corporation. The agreement provides supplemental retirement benefits to Mr. Kidd, in addition to the retirement benefits generally provided to all employees of the Corporation, in the event of: normal retirement; reduced supplemental retirement benefits in the event of early retirement; disability prior to retirement; death; or discharge “without cause.” Upon his retirement as an employee of the Corporation in 1999, Mr. Kidd became entitled under the agreement to receive annual payments of $53,474, commencing March 1, 2000 and continuing for 10 years. These payments were deferred during Mr. Kidd’s term as interim CEO of the Corporation, but resumed in February 2005 and will continue until 2010.

(4)	Mr. Merkel and Mr. Perciak joined the Board of Directors on April 22, 2008.

(5)	Represents fees paid to Mr. Norton for attendance of one Board of Directors meeting of North Coast Community Development Corporation, a subsidiary of The Lorain National Bank, in 2008.

Certain Transactions

Directors and executive officers of the Corporation and their associates were customers of, or had transactions with, the Corporation or the Corporation’s banking or other subsidiaries in the ordinary course of business during 2008. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve greater than normal risk of collectability or present other unfavorable features.

Review of Certain Transactions

The Corporation has written procedures for reviewing transactions between the Corporation and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

The Corporation annually requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. The Corporation’s Audit and Finance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence under Nasdaq National Market listing standards and applicable SEC rules.

In addition to the annual review, the Corporation’s Code of Ethics and Business Conduct requires that the Corporation’s Chief Executive Officer be notified of any proposed transaction involving a director or executive officer that may present an actual or potential conflict of interest, and that such transaction be presented to and approved by the Audit and Finance Committee.

Upon receiving any notice of a related person transaction involving a director or executive officer, the Chief Executive Officer will discuss the transaction with the Chairman of the Corporation’s Audit and Finance Committee. If the any likelihood exists that the transaction would present a conflict of interest or, in the case of a director, impair the director’s independence, the Audit and Finance Committee will review the transaction and its ramifications. If, in the case of a director, the Audit and Finance Committee determines that the transaction presents a conflict of interest or impairs the director’s independence, the Board of Directors will determine the appropriate response. If, in the case of an executive officer, the Audit and Finance Committee determines that the transaction presents a conflict of the interest, the Audit and Finance Committee will determine the appropriate response. The related party transactions described above were approved by the Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934 requires LNB’s executive officers, directors and greater than ten percent shareholders (“Insiders”) to file with the Securities and Exchange Commission and LNB reports regarding their ownership of and transactions in LNB’s securities. Based upon written representations and copies of reports furnished to LNB by Insiders, all reports required to be filed by Insiders pursuant to Section 16 during 2008 were made on a timely basis with the exception of Thomas P. Perciak, who was elected to the Board of Directors on April 22, 2008 and whose Form 3 was filed on May 5, 2008.

SELECTION OF AUDITORS

The Audit and Finance Committee of the Board of Directors has selected Plante & Moran, PLLC as independent auditor for 2009. We expect representatives of Plante & Moran, PLLC to be present at the Annual Meeting with the opportunity to make statements if they so desire and to be available to respond to appropriate questions raised at the Annual Meeting.

OTHER BUSINESS

The Board of Directors is not aware of any other matters that may be presented at the Annual Meeting other than those stated in the notice of Annual Meeting and described in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, the enclosed proxy card directs the persons voting such proxy to vote in accordance with their discretion.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to LNB Bancorp, Inc., Attn: Investor Relations, 457 Broadway, Lorain, Ohio 44052. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Corporation in connection with its annual meeting of shareholders to be held in 2010 must do so no later than          , 2009. To be considered eligible for inclusion in the Corporation’s 2009 Proxy Statement, a proposal must conform to the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended. Shareholder proposals should be directed to LNB Bancorp, Inc., Attention: Investor Relations, 457 Broadway, Lorain, Ohio 44052. Unless notice of a shareholder proposal for the 2009 annual meeting of shareholders is received

by the Corporation not later than          , 2009, the Corporation may vote all proxies in its discretion with respect to any shareholder proposal properly brought before the annual meeting.

The Corporation’s Amended Code of Regulations establishes advance notice procedures as to the nomination by shareholders of candidates for election as directors. In order to make a director nomination, it is necessary that you notify the Corporation in writing no fewer than 14 days nor more than 50 days in advance of next year’s Annual Meeting unless the Corporation gives you less than 21 days notice of the Annual Meeting and then notice of nominations must be given no later than the seventh day after we mailed notice of the Annual Meeting to you. Notice of nominations of directors must also meet all other requirements contained in the Corporation’s Amended Code of Regulations. You may obtain the Code of Regulations by written request. Such request should be directed to LNB Bancorp, Inc., Attention: Corporate Secretary, 457 Broadway, Lorain, OH 44052.

ANNUAL REPORT

We will provide without charge a copy of the Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008 to any shareholder who makes a written request for it directed to Robert F. Heinrich, Corporate Secretary, LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052.

We urge you to sign and return the enclosed proxy card as promptly as possible whether or not you plan to attend the Annual Meeting in person.

Preliminary Copy
LNB Bancorp, Inc.
457 Broadway
Lorain, OH 44052
Vote by Internet — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future
Shareholder Communications
If you would like to reduce the costs incurred by LNB Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
Vote by Phone — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
Vote by Mail
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to LNB Bancorp, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

LNB BANCORP, INC.
Proxy Card for the 2009 Annual Meeting of Shareholders of LNB Bancorp, Inc.
Scheduled for April 28, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints James R. Herrick, Sharon L. Churchill and Robert F. Heinrich, or any of them, with full power of substitution, as proxies to vote, for and in the name of the undersigned, all common shares of LNB Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of LNB Bancorp, Inc. scheduled for April 28, 2009 at 10:00 a.m., local time, at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052, and at any adjournments or postponements of the meeting (the “Annual Meeting”). This proxy will be voted in accordance with your instructions specified below. If you do not give any specific instructions, this proxy will be voted “FOR” the director nominees with respect to the election of directors in Proposal 1, “FOR” Proposal 2 and “AGAINST” Proposals 3 and 4. In addition, the proxies are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting.
Note: Please sign exactly as name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
For address changes and/or comments, please check this box and write them on the back where indicated. ☐
Please be sure to sign and date this Proxy in the box below.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owner]	Date

Preliminary Copy
Proxy
LNB Bancorp, Inc.
Proxy Card for the 2009 Annual Meeting of Shareholders of LNB Bancorp, Inc.
Scheduled for April 28, 2009
The Board of Directors unanimously recommends that you vote “FOR” the director nominees in Proposal 1, “FOR” Proposal 2 and “AGAINST” Proposals 3 and 4. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made with respect to any proposal specified herein, this Proxy will be voted in accordance with the recommendations of the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” the director nominees in Proposal 1.
1.	To elect five directors of LNB:

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
1)	J. Martin Erbaugh
2)	Lee C. Howley	☐	☐	☐
3)	Daniel E. Klimas
4)	Jeffrey F. Riddell
5)	John W. Schaeffer, M.D.
To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the number(s) of the nominee(s) on the line below.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2.
2.	To provide advisory approval of LNB’s executive compensation program.

FOR	AGAINST	ABSTAIN

☐	☐	☐
The Board of Directors unanimously recommends that you vote “AGAINST” Proposal 3.
3.	A shareholder proposal to declassify the Board of Directors.

FOR	AGAINST	ABSTAIN

☐	☐	☐
The Board of Directors unanimously recommends that you vote “AGAINST” Proposal 4.
4.	A shareholder proposal regarding share ownership guidelines for LNB’s President and Chief Executive Officer.

FOR	AGAINST	ABSTAIN

☐	☐	☐
If any other matters properly come before the Annual Meeting, the persons named in this Proxy will vote the shares represented by this Proxy in their discretion.
PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE